Filed Pursuant to Rule 424(b)(2)
File No. 333-159738

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated April 4, 2012 PRICING SUPPLEMENT No. 189 dated April , 2012 (To Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009)

Wells Fargo & Company Medium-Term Notes, Series K Upside Participation Currency Linked Notes (Averaging)

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

■  Linked to a currency basket comprised of the Australian Dollar (33.4%), the Norwegian Krone (33.3%), and the Canadian Dollar (33.3%), each relative to the U.S. Dollar

■   Minimum return at maturity of 2% to 4% of the original offering price per note

■   A total return at maturity equal to the greater of (i) the minimum return of 2% to 4% and (ii) an amount equal to the percentage increase, if any, in the level of the basket from the starting level to the average ending level

■   Average ending level of the basket based on the average of the exchange rates of the basket components on specified dates occurring semi-annually during the term of the notes

■  The basket is designed to appreciate if the basket components appreciate relative to the U.S. Dollar

■   No downside exposure to the basket

■   Term of approximately 4.5 years

■   No periodic interest payments

■   No exchange listing; designed to be held to maturity

Investing in the notes involves risks. See “Risk Factors” on page PRS-10.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	100.00%	2.25%	97.75%
Total

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs and offering expenses. If the notes were priced today, the agent discount and structuring and development costs would total approximately $42.50 per $1,000 note. The actual agent discount and structuring and development costs will be set forth in the final pricing supplement when the final terms of the notes are determined. In no event will the agent discount and structuring and development costs exceed $57.50 per $1,000 note. See “Plan of Distribution” in the prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

Investment Description

The Notes Linked to a Currency Basket due November     , 2016 are senior unsecured debt securities of Wells Fargo & Company that are linked to a basket which represents the aggregate weighted returns of the basket components, each relative to the U.S. Dollar (the “Basket”), and provide (i) a minimum return at maturity of 2% to 4% of the original offering price per note, (ii) the possibility of a return at maturity greater than the minimum return if the average ending level of the Basket is greater than the starting level by more than the minimum return, and (iii) repayment of principal regardless of the performance of the Basket, in each case subject to the credit risk of Wells Fargo. The Basket is comprised of the following basket components relative to the U.S. Dollar, with each basket component having the weighting in the Basket noted parenthetically: the Australian Dollar (33.4%); the Norwegian Krone (33.3%); and the Canadian Dollar (33.3%).

You should read this pricing supplement together with the prospectus supplement dated April 23, 2010 and prospectus dated June 4, 2009 for additional information about the notes. Information included in this pricing supplement supercedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009 filed with the SEC on April 23, 2010: http://www.sec.gov/Archives/edgar/data/72971/000119312510091748/d424b2.htm

PRS-2

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

Investor Considerations

We have designed the notes for investors who:

•	seek a minimum return and exposure to the average upside performance of the Basket, without exposure to any decline in the Basket, by:

•	receiving a minimum return at maturity of 2% to 4% of the original offering price per note;

•

if greater than the minimum return, participating 100% in the percentage appreciation of the Basket from the starting level to the average ending level, where the average ending level is based on the average of the exchange rates of the basket components on specified dates occurring semi-annually during the term of the notes; and

•	providing for the repayment of the principal amount plus the minimum return at maturity regardless of the performance of the Basket;

•	expect the basket components to appreciate, in the aggregate, against the U.S. Dollar over the term of the notes;

•	do not seek current income; and

•	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

•	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

•	expect the average value of the Basket to decrease from its starting level;

•	seek a minimum return at maturity greater than the minimum return at maturity of 2% to 4% of the original offering price;

•	seek exposure to the upside performance of the Basket as measured solely from the pricing date to the stated maturity date;

•	expect the basket components to depreciate, in the aggregate, relative to the U.S. Dollar over the term of the notes;

•	seek exposure to the Basket but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

•	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Basket generally, or to the exposure to the Basket that the notes provide specifically; and

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

Terms of the Notes

Market Measure:	A basket (the “Basket”) comprised of the following basket components, with the return of each basket component relative to the U.S. Dollar having the weighting in the Basket noted parenthetically: the Australian Dollar (33.4%); the Norwegian Krone (33.3%); and the Canadian Dollar (33.3%).

Pricing Date:	, 2012

Issue Date:	May , 2012 (T+6)

Redemption Amount:

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the redemption amount. The “redemption amount” per note will equal:

• If the average ending level is greater than or equal to the starting level: the original offering price per note plus the greater of:

(i)     the minimum return; and

(ii)	original offering price per note	x	average ending level– starting level	x participation rate	; or
starting level

• If the average ending level is less than the starting level: the original offering price per note plus the minimum return.

Stated Maturity Date:	November , 2016, subject to postponement if the exchange rate for a basket component is not published. If the exchange rate for a basket component is not published on the final calculation day, and the average ending level has not been determined as provided herein prior to three business days prior to the stated maturity date, the stated maturity date will be postponed to the third business day following the date on which the average ending level is determined. The notes are not subject to redemption by Wells Fargo or repayment at the option of any holder of the notes prior to the stated maturity date.

No Interest Payments:	There will be no payment of interest, periodic or otherwise, on the notes.

Starting Level:	The starting level is 100.

Average Ending Level:	The “average ending level” will be calculated based on the weighted returns of the basket components, each relative to the U.S. Dollar, and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 33.4% of the average component return of the Australian Dollar; (B) 33.3% of the average component return of the Norwegian Krone; and (C) 33.3% of the average component return of the Canadian Dollar.

Minimum Return:	The minimum return will be determined on the pricing date and will be within the range of 2% to 4% of the original offering price per note ($20 to $40 per $1,000 note). References in this pricing supplement to a “$1,000 note” are to a note with an original offering price of $1,000.

PRS-4

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

Terms of the Notes (Continued)

Average Component Return:

The “average component return” of a basket component will be equal to:

average component level – initial component level

initial component level

where,

•   the “initial component level” will be the exchange rate of such basket component on the pricing date; and

•   the “average component level” will be the arithmetic average of the exchange rate of such basket component on the calculation days.

Participation Rate:	100%

Exchange Rate:

The “exchange rate” for each basket component on any currency trading day, for purposes of determining the average component return, will be determined as follows:

•  Australian Dollar – the rate for conversion of Australian Dollars into U.S. Dollars (expressed as the number of U.S. Dollars per 1 Australian Dollar) equal to the WM/Reuters Closing Spot Rate (Mid) as calculated at approximately 4:00 p.m. London time and published at approximately 4:15 p.m. London time as referenced by Bloomberg page WMCO1 “AUD” below “MID,” or any successor or replacement service or page, on such currency trading day.

•  Norwegian Krone – the rate for conversion of Norwegian Kroner into U.S. Dollars (expressed as the number of U.S. Dollars per 1 Norwegian Krone) equal to one divided by the WM/Reuters Closing Spot Rate (Mid) as calculated at approximately 4:00 p.m. London time and published at approximately 4:15 p.m. London time as referenced by Bloomberg page WMCO1 “NOK” below “MID,” or any successor or replacement service or page, rounded to five decimal places, with .000005 rounded upwards to .00001, on such currency trading day.

•  Canadian Dollar – the rate for conversion of Canadian Dollars into U.S. Dollars (expressed as the number of U.S. Dollars per 1 Canadian Dollar) equal to one divided by the WM/Reuters Closing Spot Rate (Mid) as calculated at approximately 4:00 p.m. London time and published at approximately 4:15 p.m. London time as referenced by Bloomberg page WMCO1 “CAD” below “MID,” or any successor or replacement service or page, rounded to five decimal places, with .000005 rounded upwards to .00001, on such currency trading day.

PRS-5

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

Terms of the Notes (Continued)

Calculation Days:	Semi-annually, for each basket component, on the last currency trading day of each April and October for that basket component, commencing October 2012 and ending October 2016. If the exchange rate for a basket component is not published on a calculation day, such calculation day for such basket component will be postponed to the first succeeding currency trading day on which the exchange rate for such basket component is published. If such first succeeding currency trading day has not occurred as of the fifth scheduled currency trading day after a scheduled calculation day for such basket component, that fifth scheduled currency trading day shall be deemed a calculation day. If a calculation day has been postponed five scheduled currency trading days after a scheduled calculation day for such basket component and such fifth scheduled currency trading day is not a currency trading day, or if the exchange rate with respect to such basket component on such fifth scheduled currency trading day is not published, the calculation agent will determine the exchange rate of such basket component on such fifth scheduled currency trading day in a commercially reasonable manner. Notwithstanding a postponement of a calculation day for a particular basket component due to the non-publication of the exchange rate for such basket component, the originally scheduled calculation day will remain a calculation day for any basket component for which an exchange rate is published. As used herein, a “currency trading day,” with respect to a basket component, means a day on which commercial banks are open for business (including dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in New York, New York and in the principal financial center for the applicable basket component (Sydney, Australia, with respect to the Australian Dollar; Oslo, Norway, with respect to the Norwegian Krone; and Toronto, Canada, with respect to the Canadian Dollar) and are not otherwise required by law, regulation or executive order to close.

Calculation Agent:

Wells Fargo Securities, LLC, one of our subsidiaries, will act as the calculation agent for the notes and may appoint agents to assist it in the performance of its duties. Pursuant to the calculation agency agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

•  determine whether the exchange rate for a basket component is not published, and, if so, determine such exchange rate in a commercially reasonable manner;

•  select a successor or replacement service or page if needed; see “—Exchange Rate;” and

•  determine if adjustments are required to the exchange rate of a basket component under various circumstances; see “—Adjustments to a Basket Component.”

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the notes will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

PRS-6

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

Terms of the Notes (Continued)

Adjustments to a Basket Component:	If, after the pricing date and on or before a calculation day, any country issuing a basket component (the “issuing entity”) has lawfully eliminated, converted, redenominated or exchanged its lawful currency that was in effect on the pricing date (an “original currency”) for a successor currency, then for the purpose of calculating the average component return for such basket component, the Basket will include the successor currency and no longer include the original currency. The initial component level for the successor currency, and the exchange rate of the successor currency on any prior calculation days used in the calculation of the average component level of such successor currency, will be adjusted to reflect such successor currency in accordance with the exchange ratio set by the issuing entity for converting the original currency into the successor currency on the date that the elimination, conversion, redenomination or exchange occurred. If there is more than one such date prior to a calculation day, the date closest to such calculation day will be selected.

Events of Default and Acceleration:	In case an event of default with respect to the notes has occurred and is continuing, the amount payable to a holder of a note upon any acceleration will be equal to the redemption amount, calculated as provided herein; provided, however, that the redemption amount will be calculated using (A) the exchange rates ascertained on the calculation day(s) that occurred before the date of acceleration and (B) the exchange rates ascertained on the date of acceleration and on each of the currency trading days leading up to the date of acceleration in such aggregate number (including the date of acceleration) equal to the number of calculation days scheduled to occur after the date of acceleration.

Material Tax Consequences:

The notes will be treated as debt instruments subject to the special rules governing contingent payment debt instruments for United States federal income tax purposes. We urge you to read the discussion under “United States Federal Income Tax Considerations” below for a more detailed discussion of the rules governing contingent payment debt instruments, and we also urge you to discuss the tax consequences of your investment in the notes with your tax advisor.

PRS-7

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

Terms of the Notes (Continued)

Comparable Yield and Projected Payment Schedule:

Under the rules governing contingent payment debt instruments, you will generally be required to accrue interest on the notes in accordance with the comparable yield for the notes. We have determined that the comparable yield for the notes is equal to     % per annum, compounded semi-annually, with a single projected payment at maturity of $             based on an investment of $1,000. Based on the comparable yield, if you are an initial holder that holds the notes until the stated maturity date and you pay your taxes on a calendar-year basis, we have determined that you will generally be required to include the following amounts of ordinary income for each $1,000 investment in the notes each year: $             in 2012, $             in 2013, $             in 2014, $             in 2015 and $             in 2016. However, in 2016, the amount of ordinary income that you will be required to pay taxes on from owning each $1,000 of notes may be greater or less than $             , depending upon the amount you receive on the stated maturity date. If the amount you receive on the stated maturity date is greater than $             for each $1,000 investment in the notes, you will be required to increase the amount of ordinary income that you recognize in 2016 by an amount that is equal to such excess. Conversely, if the amount you receive on the stated maturity date is less than $             for an investment of $1,000, you would decrease the amount of ordinary income that you recognize in 2016 by an amount equal to such difference. If the amount you receive on the stated maturity date is less than $             for each $1,000 investment in the notes, you will recognize an ordinary loss in 2016. See “United States Federal Income Tax Considerations” below.

If you are a secondary purchaser of the notes, the tax consequences to you may be different.

No Listing:	The notes will not be listed on any securities exchange or automated quotation system.

Agent:	Wells Fargo Securities, LLC, acting as principal. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of 2.25% of the original offering price of the notes. Such securities dealers may include Wells Fargo Advisors, LLC (“WFA”), one of our affiliates. In addition to any sales concession paid to WFA, WFA will receive up to $1.75 of the structuring and development costs discussed on the cover page hereof for each $1,000 note it sells.

PRS-8

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

Terms of the Notes (Continued)

Supplemental Plan of Distribution:

Notice to Prospective Investors in Argentina

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided in this pricing supplement and the prospectus supplement and prospectus do not constitute a public offering in Argentina. Consequently no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor any listing authorization of the notes has been requested on any stock market in Argentina.

Notice to Prospective Investors in Brazil

The notes may not be offered or sold to the public in Brazil. Accordingly the notes have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Notice to Prospective Investors in Chile

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the prospectus supplement and prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Notice to Prospective Investors in Mexico

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the prospectus supplement and prospectus may not be publicly distributed in Mexico.

Notice to Prospective Investors in Taiwan

The notes may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

See “Plan of Distribution” in the prospectus supplement for additional selling restrictions.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RJJ1

PRS-9

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

Risk Factors

Your investment in the notes will involve risks. You should carefully consider the risk factors set forth below as well as the other information contained in the prospectus supplement and prospectus, including the documents they incorporate by reference. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

The yield that you will receive on your notes may be less than the return you could earn on other investments. Even if the average ending level is greater than the starting level by more than the minimum return, the amount you receive at stated maturity and your yield may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The Notes Are Subject To The Credit Risk Of Wells Fargo.

The notes are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the notes are subject to our creditworthiness. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

The Inclusion Of The Agent Discount And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the notes will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount paid in connection with the initial distribution, structuring and development costs and offering expenses. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. The price at which the agent or any other potential buyer may be willing to buy your notes will also be affected by the market and other conditions discussed in the next risk factor.

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by supply and demand of the notes, the level of the Basket at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. A change in a specific factor could have the following impacts on the value of the notes, assuming all other conditions remain constant. When we refer to the “value” of your note, we mean the value that you could receive for your note if you are able to sell it in the open market before the stated maturity date.

•

Basket Performance. The value of the notes prior to maturity will depend substantially on the exchange rates of the Australian Dollar, Norwegian Krone and Canadian Dollar with respect to the U.S. Dollar.

PRS-10

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

Risk Factors (Continued)

•	Interest Rates. The value of the notes may be affected by changes in the interest rates in the U.S. markets.

•

Volatility Of The Basket Components. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the notes may be affected if the volatility of the exchange rates of the basket components changes.

•

Time Remaining To Maturity. The value of the notes may be affected by the time remaining to maturity. As a result of a “time premium,” the notes may have a value above that which would be expected based on the level of interest rates and the performance of the basket components relative to the U.S. Dollar and the level of the Basket at such time the longer the time remaining to maturity. A “time premium” results from expectations concerning the level of the Basket during the period prior to maturity of the notes. As the time remaining to the maturity of the notes decreases, this time premium will likely decrease and, depending on the level of the Basket at such time relative to the starting level, may adversely affect the value of the notes.

•

Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the notes. However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the level of the Basket, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the notes.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the level of the Basket.

We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, it is not obligated to do so and is not required to and does not intend to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

The Average Ending Level Will Be Based On An Average Of Exchange Rates Of The Basket Components On Calculation Days Occurring At Specified Intervals Over The Term Of The Notes And Therefore May Be Less Than The Level Of The Basket At Stated Maturity.

The average ending level will be calculated by reference to an average of the exchange rates of the basket components on calculation days occurring at specified intervals over the term of the notes. The average ending

PRS-11

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

Risk Factors (Continued)

level, as so calculated, may be less than the level of the Basket determined solely by reference to the exchange rates of the basket components at stated maturity, and as a result, the redemption amount you receive at stated maturity may be less than the amount you would receive if the redemption amount was based on the exchange rates of the basket components at stated maturity. This difference could be particularly large if there is a significant increase in the exchange rates of the basket components during the latter portion of the term of the notes.

The Values Of The Basket Components Are Affected By Many Complex Factors, Including Government Policies, And May Be Highly Volatile And Unpredictable.

Rates of exchange between many foreign currencies, including the Australian Dollar, the Norwegian Krone and the Canadian Dollar, and the U.S. Dollar have been highly volatile, and this volatility may continue and perhaps spread to other currencies in the future.

The value of any currency, including a basket component in terms of the U.S. Dollar, at any point in time, is the result of many complex political and economic factors that affect the relative supply and demand for the two currencies. Changes in the exchange rate over time result from the interaction of factors directly or indirectly affecting economic and political conditions in the originating country of each basket component and the United States, including economic and political developments in other countries. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in the United States or any country issuing a basket component or elsewhere may lead to significant and sudden changes in the exchange rate between the U.S. Dollar and a basket component. Of particular importance are the overall growth and performance of the economies of the United States and the originating country of each basket component, the relative rates of inflation, interest rate levels, the performance of the stock markets in the United States and the originating country of each basket component, the balance of payments and the extent of governmental surpluses or deficits in those countries and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of those countries, the United States and other countries important to international trade and finance.

Government Intervention In The Currency Markets May Adversely Affect The Value Of The Basket Components.

Currency exchange rates can either float or be fixed by sovereign governments. Governments of most economically developed nations generally permit their currencies to fluctuate in value relative to the U.S. Dollar. However, these and other governments do not always allow their currencies to float freely in response to economic forces. From time to time, governments use a variety of techniques, such as intervention by their central bank in the currency markets or the imposition of exchange or other regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics of their currency by devaluation or revaluation of the currency. Factors that may cause a government to intervene in the currency markets include the amount of the country’s foreign currency reserves, the country’s balance of payments, the extent of governmental surpluses and deficits, the size of the country’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, a change in the government of a country, and other political conditions affecting the country. Thus, a special risk in purchasing the notes is that their value and the redemption amount could be affected by the actions of sovereign governments which change or interfere with

PRS-12

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

Risk Factors (Continued)

freely determined currency valuations in response to market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the notes in the event that any floating exchange rate should become fixed or any band limiting the floating range of any basket component should be instituted. Nor will there be any adjustment or change in the terms of the notes in the event of any devaluation or revaluation of the U.S. Dollar or any basket component or any imposition of exchange or other regulatory controls or taxes, or in the event of other material developments affecting any basket component, the U.S. Dollar, or any other currency.

Even Though Currency Trades Around-The-Clock, If A Secondary Market Develops, You Will Not Be Able To Sell Your Notes On A 24-Hour Basis.

The interbank market in foreign currencies is a global, around-the-clock market. Therefore, to the extent that any secondary market for the notes develops, the hours during which you may be able to sell your notes will not conform to the hours during which the basket components and the U.S. Dollar are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the value of the notes. The possibility of these movements should be taken into account in relating the value of the notes to those in the underlying foreign exchange markets.

There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and other information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the average ending level used to calculate the redemption amount. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

Historical Exchange Rates Of The Basket Components Should Not Be Taken As An Indication Of The Future Exchange Rates Of The Basket Components During The Term Of The Notes.

The weighted returns of the basket components relative to the U.S. Dollar will determine the level of the Basket and the redemption amount payable at maturity to you. As a result, it is impossible to predict whether the level of the Basket will increase or decrease.

Changes In The Exchange Rates Of One Or More Of The Basket Components May Offset Each Other.

Fluctuations in exchange rates may not correlate with each other. At a time when one or more of the exchange rates increase relative to the U.S. Dollar, one or more of the other exchange rates may not increase as much or may even decrease relative to the U.S. Dollar. Therefore, in calculating the average ending level, increases in the exchange rate for one or more basket components may be moderated, or wholly offset, by lesser increases or decreases in the exchange rate of one or more of the other basket components.

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Market Linked Notes Notes Linked to a Currency Basket due November , 2016

Risk Factors (Continued)

The Calculation Agent Can Postpone The Stated Maturity Date If The Exchange Rate For A Basket Component Is Not Published.

The determination of the average ending level may be postponed if the calculation agent determines that the exchange rate for a basket component is not published on the final calculation day. If such a postponement occurs, the stated maturity date will be postponed until the later of (i) three business days after the average ending level is determined and (ii) the initial stated maturity date.

You Must Rely On Your Own Evaluation Of The Merits Of An Investment Linked To The Basket Components.

From time to time, we or one or more of our affiliates may express views on expected movements in foreign currency exchange rates. These views are sometimes communicated to clients who participate in the foreign exchange markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons and are subject to change. Moreover, other professionals who deal in foreign exchange markets may at any time have significantly different views from those expressed by us or one or more of our affiliates. For reasons such as these, we believe that most investors in the foreign exchange markets derive information concerning those markets from multiple sources. You should investigate the foreign exchange markets and not rely on views which may be expressed by us or one or more of our affiliates in the ordinary course of business with respect to future exchange rate movements.

You should make such investigation as you deem appropriate as to the merits of an investment linked to the basket components. Neither the offering of the notes nor any views which may from time to time be expressed by us or one or more of our affiliates in the ordinary course of business with respect to future exchange rate movements constitutes a recommendation as to the merits of an investment in the notes.

Potential Conflicts Of Interest Could Arise.

One of our affiliates will be the calculation agent for purposes of determining, among other things, the average ending level, calculating the redemption amount, selecting a successor or replacement service or page with respect to an exchange rate and determining whether adjustments to the basket components should be made. In addition, the calculation agent will determine the exchange rate for a basket component if the exchange rate for such basket component is not published. Although such determinations must be made by the calculation agent in a commercially reasonable manner and the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you. In addition, some of our activities in connection with hedging our obligations under the notes and other business activities may create conflicts of interest as discussed in the next risk factor.

Trading And Other Transactions By Us Or Our Affiliates Could Affect The Value Of The Notes.

From time to time, as part of our general financial risk management, we or one or more of our affiliates may fully or partially hedge our obligations under the notes by entering into foreign exchange and currency derivative transactions. Although they are not expected to, any of these trading or hedging activities may adversely affect the trading value of the basket components relative to the U.S. Dollar and, therefore, the level of the Basket and the value of the notes. It is possible that we or one or more of our affiliates could receive substantial returns with respect to those hedging activities while the value of the notes may decline.

PRS-14

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

Risk Factors (Continued)

We or one or more of our affiliates may also participate in the interbank foreign exchange and currency derivative markets on a regular basis as part of our or its banking, general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate or hedge transactions for customers. Any of these activities could adversely affect the trading value of the basket components relative to the U.S. Dollar and, therefore, the level of the Basket and the value of the notes.

We or one or more of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we or one or more or our affiliates take any such position at any time, it is possible that we or one or more of our affiliates could receive substantial returns with respect to those positions while the value of the notes may decline.

We or one or more of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other notes or securities or financial instruments with returns indexed to one or more basket components, the Basket or a similar foreign currency basket. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

U.S. Taxpayers Will Be Required To Pay Taxes On The Notes Each Year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the notes will be treated as debt instruments subject to the special rules governing contingent payment debt instruments for United States federal income tax purposes. Under these rules, if you are a U.S. person, you will generally be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes. These rules will generally have the effect of requiring you to include increasing amounts of income in respect of the notes prior to your receipt of cash attributable to that income. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield of the notes will be.

In addition, any gain you may recognize upon the sale, exchange or maturity of the notes will be taxed as ordinary income. Any loss you may recognize upon the sale, exchange or maturity of the notes will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss. If you are a secondary purchaser of the notes, the tax consequences to you may be different.

We urge you to read the discussion entitled “United States Federal Income Tax Considerations” below for a more detailed discussion of the rules governing contingent payment debt instruments, and we also urge you to discuss the tax consequences of your investment in the notes with your tax advisor.

PRS-15

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per $1,000 note (the redemption amount) calculated as follows:

PRS-16

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), reflecting a hypothetical minimum return of 3% or $30 per $1,000 note (the midpoint of the specified range for the minimum return) and assuming average component returns as indicated in the examples. In order to more clearly present the hypothetical movements of the basket components, the graphs accompanying the hypothetical calculations use different scales for the exchange rates on the vertical axis.

Example 1. Redemption amount reflects a return greater than the minimum return:

	Australian Dollar	Norwegian Krone	Canadian Dollar
Initial Component Level	1.03595	0.17531	1.00055
Average Component Level	1.36714	0.22773	1.25459
Average Component Return	31.97%	29.90%	25.39%

Based on the average component returns set forth above, the hypothetical average ending level would equal:

100 x [1 + (33.4% x 31.97%) + (33.3% x 29.90%) + (33.3% x 25.39%)] = 129.09

Since the hypothetical average ending level is greater than the starting level by more than 3%, the redemption amount would equal:

$1,000 +	$1,000	x	129.09 – 100	x 100%	= $	1,290.90
100

On the stated maturity date you would receive $1,290.90 per $1,000 note.

This example illustrates a scenario in which the averaging feature results in a greater return at maturity than a return based solely on the exchange rates of the basket components on a date near maturity. In this scenario, the exchange rates of the basket components increase early in the term of the notes, remain consistently above their initial levels for a significant period of time and then decrease to levels below the average component levels near maturity of the notes. Note that, as Example 2 illustrates, there are other scenarios in which the averaging approach would result in a lower return at maturity.

PRS-17

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

Hypothetical Payments at Stated Maturity (Continued)

Example 2. The average ending level is less than the starting level, but the redemption amount reflects a return equal to the minimum return:

	Australian Dollar	Norwegian Krone	Canadian Dollar
Initial Component Level	1.03595	0.17531	1.00055
Average Component Level	0.93981	0.14209	0.94412
Average Component Return	–9.28%	–18.95%	–5.64%

Based on the average component returns set forth above, the hypothetical average ending level would equal:

100 x [1 + (33.4% x –9.28%) + (33.3% x –18.95%) + (33.3% x –5.64%)] = 88.71

Even though the hypothetical average ending level is less than the starting level, the redemption amount would equal $1,000 plus the minimum return.

On the stated maturity date you would receive $1,030.00 per $1,000 note.

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the exchange rates of the basket components on a date near maturity. In this scenario, the exchange rates of the basket components decrease early in the term of the notes, remain consistently below the initial levels for a significant period of time and then increase later in the term of the notes, with a level near maturity of the notes that is greater than the average component levels. Although the exchange rates of the basket components near maturity are greater than their initial levels in this scenario, the return on the notes would not exceed the minimum return because the average ending level is not greater than the starting level.

PRS-18

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

Hypothetical Payments at Stated Maturity (Continued)

Example 3. Redemption amount reflects a return greater than the minimum return:

	Australian Dollar	Norwegian Krone	Canadian Dollar
Initial Component Level	1.03595	0.17531	1.00055
Average Component Level	1.23620	0.19505	0.94072
Average Component Return	19.33%	11.26%	–5.98%

Based on the component returns set forth above, the hypothetical average ending level would equal:

100 x [1 + (33.4% x 19.33%) + (33.3% x 11.26%) + (33.3% x –5.98%)] = 108.21

Since the hypothetical average ending level is greater than the starting level by more than 3%, the redemption amount would equal:

$1,000 +	$1,000	x	108.21– 100	x 100%	= $	1,082.10
100

On the stated maturity date you would receive $1,082.10 per $1,000 note.

In this example, each of the basket components has an exchange rate at maturity that is greater than its initial component level, but two of the basket components appreciate early and depreciate later in the term of the notes relative to the U.S. Dollar, and one of the basket components depreciates early and appreciates later in the term of the notes relative to the U.S. Dollar. The two basket components that appreciate early and depreciate later in the term of the notes have average component levels that are greater than their initial component levels, and the basket component that depreciates early and appreciates later in the term of the notes has an average component level that is less than its initial component level. In this particular scenario, the hypothetical average ending level of the Basket is greater than the starting level, but not by as much as it would have been had the negative performance of the one basket component not offset the positive performance of the other two basket components.

PRS-19

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

Hypothetical Payments at Stated Maturity (Continued)

Example 4. The redemption amount reflects a return equal to the minimum return:

	Australian Dollar	Norwegian Krone	Canadian Dollar
Initial Component Level	1.03595	0.17531	1.00055
Average Component Level	1.21092	0.16225	0.94272
Average Component Return	16.89%	–7.45%	–5.78%

Based on the average component returns set forth above, the hypothetical average ending level would equal:

100 x [1 + (33.4% x 16.89%) + (33.3% x –7.45%) + (33.3% x –5.78%)] = 101.24

Since the hypothetical average ending level is greater than the starting level, but not by more than 3%, the redemption amount would equal $1,000 plus the minimum return.

On the stated maturity date you would receive $1,030.00 per $1,000 note.

In this example, two of the basket components depreciate early and appreciate later in the term of the notes relative to the U.S. Dollar, and one of the basket components appreciates early and depreciates later in the term of the notes relative to the U.S. Dollar. The two basket components that depreciate early and appreciate later in the term of the notes have average component levels that are less than their initial component levels, and the basket component that appreciates early and depreciates later in the term of the notes has an average component level that is greater than its initial component level. In this particular scenario, the hypothetical average ending level of the Basket is above the starting level, but by less than the minimum return, resulting in a total return at maturity of the notes of 3% of the original offering price of the notes. In this example, the notes would have had better performance had they been linked to the one basket component that had an average component level greater than its initial component level rather than to a basket containing the two other basket components as well.

To the extent that the average component returns, average ending levels and the actual minimum return differ from the values assumed above, the results indicated above would be different.

PRS-20

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

Hypothetical Returns

The following table illustrates, for a hypothetical minimum return of 3% or $30 per $1,000 note (the midpoint of the specified range of the minimum return) and a range of hypothetical average ending levels of the Basket:

•	the hypothetical percentage change from the starting level to the hypothetical average ending level;

•	the hypothetical redemption amount payable at stated maturity per $1,000 note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical average ending level	Hypothetical percentage change from the starting level to the hypothetical average ending level	Hypothetical redemption amount payable at stated maturity per $1,000 note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
160.00	60.00%	$1,600.00	60.00%	10.71%
150.00	50.00%	$1,500.00	50.00%	9.21%
140.00	40.00%	$1,400.00	40.00%	7.61%
130.00	30.00%	$1,300.00	30.00%	5.91%
120.00	20.00%	$1,200.00	20.00%	4.09%
110.00	10.00%	$1,100.00	10.00%	2.13%
100.00(2)	0.00%	$1,030.00	3.00%	0.66%
85.00	-15.00%	$1,030.00	3.00%	0.66%
70.00	-30.00%	$1,030.00	3.00%	0.66%
60.00	-40.00%	$1,030.00	3.00%	0.66%
50.00	-50.00%	$1,030.00	3.00%	0.66%
40.00	-60.00%	$1,030.00	3.00%	0.66%
25.00	-75.00%	$1,030.00	3.00%	0.66%
0.00	-100.00%	$1,030.00	3.00%	0.66%

(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.
(2)	The starting level.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual average ending level and the actual minimum return.

PRS-21

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

The Basket

The Basket will represent a weighted portfolio of the following three basket components, with the return of each basket component relative to the U.S. Dollar having the weighting in the Basket noted parenthetically: the Australian Dollar (33.4%); the Norwegian Krone (33.3%); and the Canadian Dollar (33.3%). The value of the Basket will increase or decrease depending upon the performance of the basket components relative to the U.S. Dollar. The Basket does not reflect the performance of all major currency markets, and may not reflect actual market performance.

While historical information on the value of the Basket does not exist for dates prior to the pricing date, the following graph sets forth the hypothetical historical daily values of the Basket for the period from January 1, 2002 to March 30, 2012, assuming that the Basket was constructed on January 1, 2002 with a starting level of 100 and that each of the basket components had the applicable weighting as of such day. We obtained the exchange rates and other information used by us in order to create the graph below from Bloomberg Financial Markets (“Bloomberg”) and all historical exchange rate information presented herein is provided on a basis comparable to the corresponding exchange rate definition for each basket component. As a result, the historical exchange rate information for the Norwegian Krone and the Canadian Dollar is derived from the applicable rate information as published by Bloomberg and was calculated in a manner consistent with the exchange rate definition for such basket component. As indicated above under “Terms of the Notes – Exchange Rate,” the exchange rate of each of the Norwegian Krone and the Canadian Dollar relative to the U.S. Dollar is calculated for purposes of the notes by dividing one by the applicable exchange rate published on the applicable Bloomberg page. The historical exchange rate information provided herein for the Australian Dollar is presented to four decimal places, consistent with the presentation of historical information on Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the notes. The hypothetical historical values do not give an indication of future values of the Basket.

Hypothetical Historical Basket Performance

PRS-22

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

The Basket (Continued)

Australian Dollar*

The following graph sets forth daily exchange rates of the Australian Dollar relative to the U.S. Dollar for the period from January 1, 2002 to March 30, 2012. The exchange rate on March 30, 2012 was 1.03595.

* Any appreciation of the Australian Dollar relative to the U.S. Dollar will cause the exchange rate to increase (reflecting that the Australian Dollar will purchase a greater number of U.S. Dollars). Conversely, any depreciation of the Australian Dollar relative to the U.S. Dollar will cause the exchange rate to decrease (reflecting that the Australian Dollar will purchase fewer U.S. Dollars).

PRS-23

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

The Basket (Continued)

The following table sets forth the high and low exchange rates, as well as end-of-period exchange rates, of the Australian Dollar relative to the U.S. Dollar for each quarter in the period from January 1, 2002 through December 31, 2011 and for the period from January 1, 2012 to March 30, 2012.

	High	Low	Last
2002
First Quarter	0.5337	0.5062	0.5337
Second Quarter	0.5748	0.5273	0.5614
Third Quarter	0.5678	0.5270	0.5434
Fourth Quarter	0.5675	0.5427	0.5631
2003
First Quarter	0.6168	0.5627	0.6043
Second Quarter	0.6732	0.5972	0.6707
Third Quarter	0.6834	0.6394	0.6769
Fourth Quarter	0.7535	0.6823	0.7535
2004
First Quarter	0.7977	0.7293	0.7635
Second Quarter	0.7671	0.6835	0.6966
Third Quarter	0.7327	0.6865	0.7244
Fourth Quarter	0.7929	0.7189	0.7839
2005
First Quarter	0.7985	0.7559	0.7736
Second Quarter	0.7827	0.7513	0.7623
Third Quarter	0.7746	0.7404	0.7637
Fourth Quarter	0.7630	0.7267	0.7336
2006
First Quarter	0.7565	0.7036	0.7131
Second Quarter	0.7765	0.7178	0.7430
Third Quarter	0.7709	0.7406	0.7463
Fourth Quarter	0.7920	0.7427	0.7882
2007
First Quarter	0.8104	0.7720	0.8079
Second Quarter	0.8485	0.8139	0.8484
Third Quarter	0.8850	0.7839	0.8850
Fourth Quarter	0.9368	0.8577	0.8781
2008
First Quarter	0.9475	0.8623	0.9129
Second Quarter	0.9637	0.9037	0.9597
Third Quarter	0.9825	0.7864	0.7888
Fourth Quarter	0.7905	0.6072	0.6972
2009
First Quarter	0.7157	0.6311	0.6948
Second Quarter	0.8201	0.6941	0.8085
Third Quarter	0.8826	0.7769	0.8826
Fourth Quarter	0.9370	0.8667	0.8994
2010
First Quarter	0.9310	0.8648	0.9179
Second Quarter	0.9347	0.8146	0.8447
Third Quarter	0.9688	0.8365	0.9683
Fourth Quarter	1.0251	0.9578	1.0251
2011
First Quarter	1.0342	0.9823	1.0342
Second Quarter	1.1004	1.0344	1.0706
Third Quarter	1.1030	0.9719	0.9719
Fourth Quarter	1.0721	0.9438	1.0252
2012
First Quarter	1.0808	1.0225	1.0360

PRS-24

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

The Basket (Continued)

Norwegian Krone*

The following graph sets forth daily exchange rates of the Norwegian Krone relative to the U.S. Dollar for the period from January 1, 2002 to March 30, 2012. The exchange rate on March 30, 2012 was 0.17531.

*Any appreciation of the Norwegian Krone relative to the U.S. Dollar will cause the exchange rate to increase (reflecting that the Norwegian Krone will purchase a greater number of U.S. Dollars). Conversely, any depreciation of the Norwegian Krone relative to the U.S. Dollar will cause the exchange rate to decrease (reflecting that the Norwegian Krone will purchase fewer U.S. Dollars).

PRS-25

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

The Basket (Continued)

The following table sets forth the high and low exchanges rates, as well as end-of-period exchange rates, of the Norwegian Krone relative to the U.S. Dollar for each quarter in the period from January 1, 2002 through December 31, 2011 and for the period from January 1, 2012 to March 30, 2012.

	High	Low	Last
2002
First Quarter	0.11452	0.10976	0.11323
Second Quarter	0.13396	0.11408	0.13326
Third Quarter	0.13685	0.12822	0.13494
Fourth Quarter	0.14435	0.13130	0.14435
2003
First Quarter	0.14629	0.13386	0.13780
Second Quarter	0.15068	0.13668	0.13853
Third Quarter	0.14265	0.13060	0.14173
Fourth Quarter	0.15062	0.13859	0.15031
2004
First Quarter	0.15016	0.14031	0.14565
Second Quarter	0.15026	0.14338	0.14427
Third Quarter	0.14945	0.14213	0.14856
Fourth Quarter	0.16512	0.14772	0.16511
2005
First Quarter	0.16472	0.15240	0.15837
Second Quarter	0.16064	0.15172	0.15296
Third Quarter	0.16096	0.14965	0.15327
Fourth Quarter	0.15550	0.14681	0.14768
2006
First Quarter	0.15343	0.14574	0.15237
Second Quarter	0.16678	0.15337	0.16070
Third Quarter	0.16340	0.15118	0.15340
Fourth Quarter	0.16404	0.14753	0.16061
2007
First Quarter	0.16480	0.15434	0.16382
Second Quarter	0.16957	0.16341	0.16931
Third Quarter	0.18442	0.16688	0.18442
Fourth Quarter	0.18979	0.17855	0.18417
2008
First Quarter	0.19678	0.17992	0.19678
Second Quarter	0.20168	0.19081	0.19633
Third Quarter	0.19851	0.16914	0.16914
Fourth Quarter	0.16909	0.13710	0.14281
2009
First Quarter	0.15838	0.13818	0.14810
Second Quarter	0.16207	0.14630	0.15536
Third Quarter	0.17243	0.15287	0.17235
Fourth Quarter	0.18047	0.16979	0.17311
2010
First Quarter	0.17802	0.16499	0.16847
Second Quarter	0.17066	0.14922	0.15377
Third Quarter	0.17076	0.15398	0.17076
Fourth Quarter	0.17447	0.16099	0.17204
2011
First Quarter	0.18077	0.16733	0.18077
Second Quarter	0.19156	0.17803	0.18638
Third Quarter	0.18727	0.17033	0.17033
Fourth Quarter	0.18467	0.16611	0.16756
2012
First Quarter	0.17993	0.16464	0.17531

PRS-26

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

The Basket (Continued)

Canadian Dollar*

The following graph sets forth daily exchange rates of the Canadian Dollar relative to the U.S. Dollar for each month in the period from January 1, 2002 to March 30, 2012. The exchange rate on March 30, 2012 was 1.00055.

*Any appreciation of the Canadian Dollar relative to the U.S. Dollar will cause the exchange rate to increase (reflecting that the Canadian Dollar will purchase a greater number of U.S. Dollars). Conversely, any depreciation of the Canadian Dollar relative to the U.S. Dollar will cause the exchange rate to decrease (reflecting that the Canadian Dollar will purchase fewer U.S. Dollars).

PRS-27

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

The Basket (Continued)

The following table sets forth the high and low exchange rates, as well as end-of-period exchange rates, of the Canadian Dollar relative to the U.S. Dollar for each quarter in the period from January 1, 2002 through December 31, 2011 and for the period from January 1, 2012 to March 30, 2012.

	High	Low	Last
2002
First Quarter	0.63424	0.61900	0.62680
Second Quarter	0.66120	0.62504	0.65751
Third Quarter	0.65950	0.62661	0.63044
Fourth Quarter	0.64570	0.62767	0.63299
2003
First Quarter	0.68241	0.63557	0.67981
Second Quarter	0.74839	0.67422	0.73594
Third Quarter	0.74772	0.70882	0.74102
Fourth Quarter	0.77381	0.74278	0.77381
2004
First Quarter	0.78759	0.74234	0.76086
Second Quarter	0.76318	0.71515	0.74582
Third Quarter	0.79014	0.74794	0.79014
Fourth Quarter	0.84897	0.78444	0.83459
2005
First Quarter	0.83598	0.79707	0.82651
Second Quarter	0.82332	0.78691	0.81646
Third Quarter	0.86162	0.80244	0.86162
Fourth Quarter	0.86866	0.83598	0.85602
2006
First Quarter	0.88355	0.85186	0.85719
Second Quarter	0.91042	0.85259	0.89920
Third Quarter	0.90457	0.87458	0.89630
Fourth Quarter	0.89566	0.85933	0.85933
2007
First Quarter	0.86678	0.84317	0.86678
Second Quarter	0.94607	0.86393	0.94003
Third Quarter	1.00634	0.92937	1.00634
Fourth Quarter	1.09158	0.98145	1.01317
2008
First Quarter	1.02701	0.96834	0.97456
Second Quarter	1.01719	0.96946	0.98561
Third Quarter	1.00170	0.92773	0.94056
Fourth Quarter	0.94135	0.76917	0.81004
2009
First Quarter	0.84825	0.76929	0.79479
Second Quarter	0.92524	0.78871	0.86103
Third Quarter	0.94331	0.85925	0.93171
Fourth Quarter	0.97220	0.92413	0.95383
2010
First Quarter	0.98892	0.93179	0.98561
Second Quarter	1.00241	0.92490	0.94100
Third Quarter	0.98386	0.93712	0.97475
Fourth Quarter	1.00634	0.96880	1.00634
2011
First Quarter	1.03103	0.99780	1.02796
Second Quarter	1.05452	1.01348	1.03616
Third Quarter	1.05977	0.95960	0.95960
Fourth Quarter	1.00746	0.94127	0.98203
2012
First Quarter	1.01523	0.97409	1.00055

PRS-28

Market Linked Notes Notes Linked to a Currency Basket due November , 2016

United States Federal Income Tax Considerations

The following is a general description of the material United States federal income tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. This summary does not address all aspects of United States federal income taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the United States federal income tax laws.

The discussion below applies to you only if you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes as part of a straddle, a hedging, a conversion or other integrated transaction for tax purposes,

•	a person that purchases or sells notes as part of a wash sale for tax purposes,

•	a person subject to the alternative minimum tax, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Except as otherwise noted under “—Non-United States Holders” below, this discussion is applicable to you only if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

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Market Linked Notes Notes Linked to a Currency Basket due November , 2016

United States Federal Income Tax Considerations (Continued)

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the notes will be treated as debt instruments subject to the special rules governing contingent payment debt instruments for United States federal income tax purposes. Under U.S. Treasury Regulations governing debt instruments with payments denominated in, or determined by reference to, more than one currency, the notes will not be treated as foreign currency denominated debt instruments because the “predominant” currency of the notes is the U.S. dollar. Accordingly, we will treat the notes as being denominated in U.S. dollars, and payments on the notes determined by reference to currencies other than the U.S. dollar as contingent payments under the special federal income tax rules applicable to contingent payment debt instruments. Under the contingent payment debt instrument rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed-rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include increasing amounts of income in respect of the notes prior to your receipt of cash attributable to such income.

We have determined that the comparable yield for the notes is equal to         % per annum, compounded semi- annually, with a single projected payment at maturity of $         based on an investment of $1,000. Based on the comparable yield, if you are an initial holder that holds the notes until the stated maturity date and you pay your taxes on a calendar year basis, we have determined that you will generally be required to include the following amounts of ordinary income for each $1,000 investment in the notes each year: $         in 2012, $         in 2013, $         in 2014, $         in 2015 and $         in 2016. However, if the amount you receive at maturity were to be greater than $         for each $1,000 investment in the notes, you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in 2016 by an amount that is equal to such excess. Conversely, if the amount you receive at maturity were to be less than $         for each $1,000 investment in the notes, you would be required to make a negative adjustment and decrease the amount of ordinary income that you recognize in 2016 by an amount up to such difference. If the amount you receive at maturity is less than $         for each $1,000 investment in the notes, then you would recognize a net ordinary loss in 2016 in an amount equal to such difference. If you are a noncorporate holder, you will generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

You are required to use the comparable yield and the projected payment schedule set forth above in determining your interest accruals in respect of the notes, unless you timely disclose and justify on your United States federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and the projected payment schedule are provided to you for the sole purpose of determining your interest accruals in respect of the notes, and we make no representations regarding the redemption amount with respect to the notes.

The amount of original issue discount on a note for each accrual period is determined by multiplying the comparable yield of the note, adjusted for the length of the accrual period, by the note’s adjusted issue price (as defined below) at the beginning of the accrual period. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you have held the note. The adjusted issue price of a note at the beginning of any accrual period will generally be its original issue price increased by the

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Market Linked Notes Notes Linked to a Currency Basket due November , 2016

United States Federal Income Tax Considerations (Continued)

amount of original issue discount allocable to all prior accrual periods (under the rules governing contingent payment debt instruments), determined without regard to any positive or negative adjustments to interest accruals.

Additionally, if, as a result of an increase in the value of the Basket, the notes guarantee, at a time that is more than six months prior to the notes’ maturity, a payment in excess of the projected amount payable at maturity for U.S. federal income tax purposes, the Internal Revenue Service (“IRS”) could take the position that holders must include additional amounts in income on a current basis or over the remaining term of the notes, based on the minimum amounts that holders are guaranteed to receive at maturity. Holders should consult their tax advisors regarding the risk that the IRS could take such a position.

If you purchase the notes for an amount that differs from the notes’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the notes and the notes’ adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. If you purchase the notes for an amount that is less than the adjusted issue price of the notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the notes to the extent of amounts allocated to a change in expectations as to the amount of the single projected payment at maturity. If you purchase the notes for an amount that is greater than the adjusted issue price of the notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the notes to the extent of amounts allocated to a change in expectations as to the amount of the single projected payment at maturity. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange or maturity of the notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the notes. In general, your adjusted basis in the notes will equal the amount you paid for the notes, increased by the amount of interest you previously accrued with respect to the notes (in accordance with the comparable yield for the notes) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make with respect to your notes under the rules set forth above.

Any gain you recognize upon the sale, exchange or maturity of the notes will generally be ordinary interest income. Any loss you recognize at such time will generally be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss. If you are a noncorporate United States holder, you will generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. If you are a noncorporate United States holder, any ordinary loss should not be subject to the two percent floor limitation on miscellaneous itemized deductions. The deductibility of capital losses is subject to limitations.

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Market Linked Notes Notes Linked to a Currency Basket due November , 2016

United States Federal Income Tax Considerations (Continued)

Medicare Tax. For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income (including interest accruals based on the comparable yield for the notes) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its gross interest income in respect of its investment in the notes, unless such gross interest income is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the Medicare tax to your interest income in respect of your investment in the notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. Although not free from doubt, an investment in the notes or the sale, exchange or maturity of the notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the notes or the sale, exchange or maturity of the notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of the notes.

Non-United States Holders. If you are not a United States holder, subject to the discussion of backup withholding and information reporting below, payments of interest (including amounts taken into income under the accrual rules described above and any gain from the sale, exchange or maturity of a note that is treated as interest for this purpose) in respect of your notes should not be subject to U.S. federal income tax or withholding tax provided that:

•

you do not actually or constructively own 10% or more of the total combined voting power of all classes of our capital stock that are entitled to vote, within the meaning of Section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” that is, directly or indirectly, related to us through stock ownership;

•	you are not a bank whose receipt of interest (including original issue discount) on your notes is described in Section 881(c)(3)(A) of the Code;

•	the interest is not effectively connected with the conduct of a trade or business within the United States; and

•

you (i) provide your name and address and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on IRS Form W-8BEN (or other applicable form)); or (ii) hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to holders that are pass-through entities.

If the requirements described above are not satisfied, a tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) will generally apply to the gross amount of interest (including original issue discount or other amounts treated as interest for federal income tax purposes) on the notes that is paid to you, which may be satisfied by withholding. If the interest were to be effectively connected with the conduct of a trade or business within the United States, you would not be subject to the 30% withholding tax (assuming you

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Market Linked Notes Notes Linked to a Currency Basket due November , 2016

United States Federal Income Tax Considerations (Continued)

certify as provided on IRS Form W-8ECI); however, you would be subject to United States federal income tax in the same manner as United States holders as described above, unless an applicable income tax treaty provides otherwise, and, if you are a corporation, you could be subject to a branch profits tax with respect to such income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, Wells Fargo and other payors are required to report to the IRS all payments made to you on your notes. In addition, Wells Fargo and other payors are required to report to the IRS any payment of proceeds of the sale, exchange or redemption of your notes before maturity within the United States (as well as the proceeds of certain sales outside the United States). Additionally, backup withholding will apply to any payments made to you on your notes if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

If you are a non-United States holder of notes, Wells Fargo and other withholding agents must report annually to the IRS and to you the amount of interest payments the withholding agent makes to you and the tax withheld with respect to such payments, regardless of whether withholding was required. You will generally not be subject to backup withholding regarding payments made to you, provided that Wells Fargo and other withholding agents do not have actual knowledge or reason to know that you are a United States holder and you comply with certain certification and identification requirements as to your foreign status.

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